Pricing Supplement No. 8 dated March 6, 2000                  Registration No. 333-74473
(To Prospectus dated July 7, 1999 and                                          333-74473-01
Prospectus Supplement dated July 12, 1999)                    Filing under Rule  424(b)(3)

                                    FINOVA CAPITAL CORPORATION
                                  Medium-Term Notes - Fixed Rate
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Principal Amount: $120,000,000           Original Issue Date (Settlement Date): March 9, 2000

Interest Rate: 6.824% per annum          Stated Maturity: March 9, 2001
==================================================================================================

Interest Payment Date(s): [ ]   March 15 and September 15
                          [X]   Other: March 9, 2001

Regular Record Dates:     [ ]   March 1 and September 1
                          [X]   Other: February 22, 2001

First Payment Date:       March 9, 2001

Redemption:

[X]  The Medium-Term Notes offered pursuant to this Pricing Supplement (the "Notes") cannot be redeemed at the option of FINOVA Capital Corporation (the "Company") prior to Stated
     Maturity.
[ ]  The Notes may be redeemed at the option of the Company prior to Stated Maturity.
     Initial Redemption Date:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction:       until the Redemption Price is 100% of the
          Principal Amount.

Optional Repayment:

[X]  The Notes cannot be repaid at the option of the Holders thereof prior to Stated Maturity.
[ ]  The Notes can be repaid at the option of the Holders thereof prior to Stated Maturity.
     Optional Repayment Date(s):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Original Issue Discount: [ ] Yes  [X] No
         Total Amount of OID:                            Yield to Maturity:
         Initial Accrual Period:                         Issue Price:

Method used to determine yield for Initial Accrual Period:

[ ]  Approximate
[ ]  Exact

Form:  [X] Book-Entry   [ ] Certificated

Agent: [ ] ABN AMRO Incorporated
       [ ] Banc of America Securities LLC
       [ ] Deutsche Bank Securities Inc.
       [ ] Morgan Stanley & Co. Incorporated
       [ ] Salomon Smith Barney Inc.
       [X] Other: Lehman Brothers Inc

       Agent is acting in the capacity indicated below:
       [X] Agent  [ ] Principal

If as principal:

[ ]  The Notes are being offered at varying prices related to prevailing market prices at the time of resale, plus accrued interest, if any, from the Original Issue Date.

[ ]  The Notes are being offered at a fixed initial public offering price of        % of the
     Principal Amount, plus accrued interest, if any, from the Original Issue Date.

If as agent:

     The Notes are being offered at a fixed initial public offering price of 100% of the
     Principal Amount, plus accrued interest, if any, from the Original Issue Date.

Agent's discount or commission: 0.09%

Net proceeds to Company: $119,892,000.00

CUSIP: 31808CCY6

Trustee: Bank One, N.A.

Other Provisions:






Certain capitalized terms used in this Pricing Supplement and not defined herein have the respective meanings ascribed thereto in the Prospectus and Prospectus
Supplement referred to above.

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